Exhibit 99.1
News Release

Investor Contact:	Media Contact:
Joey Iske	Eileen Boyce
Director of Investor Relations	Senior Associate
Methode Electronics	Reputation Partners
Chicago, IL 60706	Chicago, IL 60601
708-457-4060	312-222-9126
jiske@methode.com	eileen@reputationpartners.com
Methode Electronics Acquires Hetronic
— Acquisition of Industrial Safety Radio Remote Control Business Expands
Methode’s Presence in Human Machine Interface Market —
CHICAGO, October 1, 2008 — Methode Electronics, Inc. (NYSE: MEI), a global designer and manufacturer of electro-mechanical devices, today announced that it has acquired business assets of Hetronic Holding, LLC (Hetronic), a global leader in industrial safety radio remote controls. Methode is acquiring operations in Malta, the Philippines and the United States, and a sales and marketing center in Germany, for $53.6 million in cash.
The Hetronic business will contribute to Methode’s Interconnect segment, complementing the Company’s expanding human machine interface (HMI) portfolio and supporting Methode’s continued growth as a world-class engineering and manufacturing company. The transaction is anticipated to be accretive to Methode’s fiscal year 2009 earnings.
With a strong presence in the industrial safety radio remote control market, Hetronic employs more than 400 people worldwide. Moreover, Hetronic is represented in 45 countries by direct sales associates, licensed partners, distributors and representatives. Hetronic provides application specific and standard controls to many different industries, such as material handling, transportation, mining, military, agriculture and construction. Hetronic’s wireless products incorporate multiple safety features to ensure that its remote controls are robust, reliable and function as intended. Hetronic’s controls are used to remotely manage and operate equipment, such as overhead and boom cranes, concrete pumps and work platforms.
Hetronic is a full service design and engineering company that has the capability of engineering complex electronic circuitry, RF transceivers and control software. Hetronic provides value by engineering customized safety solutions based on their modular design approach, in concert with worldwide manufacturing and customer support capabilities.

According to industry data, the North American and European market for industrial safety radio remote controls is approaching $500 million, with significant opportunities in the Asian market as well. As an industry leader with trailing 12-month sales through June 2008 of approximately $45 million and long-term customer relationships, Methode believes the Hetronic business is well positioned for continued worldwide growth.
“The acquisition of the Hetronic business demonstrates our commitment to expanding our portfolio of technologies, products and markets served, particularly in the HMI arena,” said Donald W. Duda, President and Chief Executive Officer of Methode Electronics. “Methode has always been actively involved in the development and use of new technologies and this acquisition will allow us to broaden the scope of our business while further reducing our concentration of sales to the automotive industry.”
Duda continued, “Our strong balance sheet has allowed the Company to recently increase its dividend by 40 percent, authorize a stock buyback program and continue to make strategically important acquisitions, as well as investing in new technology.”
“We are truly excited about the possibilities that lie ahead,” said Torsten Rempe, President of Hetronic. “Methode’s existing field-effect technology, as well as other technology currently under development by Methode, will be a natural fit with our industrial safety radio remote control products. We believe that marrying these technologies with Hetronic controls will allow us to design, build and deliver products that raise the industry standard.”
To further discuss this acquisition, Methode will conduct a conference call today at 10:00 a.m. Central Time. Methode invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com, entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic callers and 201-689-8031 for international callers. For those who cannot listen to the live broadcast, a replay, as well as an MP3 download, will be available shortly after the call. The call will be available for seven days and can be accessed by dialing 877-660-6853 for domestic callers and 201-612-7415 for international callers, both using the playback account number 286 and conference ID number 298681.
About Methode Electronics
Methode Electronics, Inc. (NYSE: MEI) is a global designer and manufacturer of electro-mechanical devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China and Singapore. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode’s Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers within the automotive industry; (2) rising oil prices could affect our automotive customers future results; (3) the seasonal and cyclical nature of some of our businesses; (4) dependence on the automotive industry; (5) dependence on the appliance, computer and communications industries; (6) intense pricing pressures in the automotive industry; (7) increases in raw materials prices; and (8) customary risks related to conducting global operations.
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